AMENDMENT NUMBER ONE
Amended and Restated Master Mortgage Loan Purchase and Servicing Agreement
dated as of May 1, 2004, as amended and restated to and including August 1, 2005 by and between
COUNTRYWIDE HOME LOANS, INC.
and
DB STRUCTURED PRODUCTS, INC.

This AMENDMENT NUMBER ONE is made this 21st day of December, 2006, by and between COUNTRYWIDE HOME LOANS, INC. having an address at 4500 Park Granada, Calabasas, California 91302 (the “Seller”) and DB STRUCTURED PRODUCTS, INC. having an address at 60 Wall Street, New York, New York 10005 (the “Purchaser”), to the Amended and Restated Master Mortgage Loan Purchase and Servicing Agreement, dated as of May 1, 2004, as amended and restated to and including August 1, 2005, by and between the Purchaser and the Seller (the “Agreement”).

RECITALS

WHEREAS, the Purchaser and the Seller desire to amend the Agreement, subject to the terms hereof, to modify the Agreement as specified herein; and

WHEREAS, the Purchaser and the Seller each have agreed to execute and deliver this Amendment Number One on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective as of December 21, 2006, the Agreement is hereby amended as follows:

(a) The definition of “Mortgage Loan Schedule” in Article I of the Agreement is hereby amended by deleting clause (33) in its entirety and replacing it with the following: “(33) the product type (e.g., 2/28, 15 year fixed, 30 year fixed, 15/30 balloon, Option ARM, etc.)”.

(b) Article I of the Agreement is hereby amended by adding the following definitions in alphabetical order:

Negative Amortization: The interest portion of the monthly payment which is due, but is unpaid and accrued at the Mortgage Interest Rate on the related Option ARM Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Option ARM Mortgage Loan.

Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan which (i) provides the Mortgagor with multiple monthly payment options and (ii) may result in Negative Amortization, as set forth in the related Mortgage Note.

(c) Article I of the Agreement is hereby amended by deleting the “.” at the end of the definition of “Stated Principal Balance” and replacing it with “, plus (iii) with respect to an Option ARM Mortgage Loan, the cumulative amount of any Negative Amortization, if any.”

(d) Section 3.02(m) of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

Each Mortgage Loan with an original principal balance greater than $100,000 is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy, or, if such ALTA lender’s title insurance policy is not available in the applicable jurisdiction, an equivalent lender’s title policy acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (ii) and (iii) above) Countrywide, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (including, if the Mortgage Loan is an Option ARM Mortgage Loan which provides for Negative Amortization, the maximum amount of Negative Amortization in accordance with the related Mortgage Note) and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the related Mortgage Note providing for adjustment in the Mortgage Interest Rate and Monthly Payment.

(e) Section 3.02(v) of the Agreement is hereby amended by inserting the following sentence immediately following the first sentence thereof: “With respect to each Option ARM Mortgage Loan which allows Negative Amortization, such Primary Insurance Policy contains provisions to cover the potential Negative Amortization of such Option ARM Mortgage Loan.”

(f) Section 3.02(ii) of the Agreement is hereby amended by (i) inserting the phrase “which is not an Option Arm Mortgage Loan,” immediately following the phrase “With respect to each Mortgage Loan” in the third sentence thereof and (ii) inserting the following at the end thereto:

With respect to each Mortgage Loan which is not an Option ARM Mortgage Loan, the Mortgage Note does not permit Negative Amortization. With respect to each Option ARM Mortgage Loan, the related Mortgage Note provides an option for a monthly payment, which is sufficient during the period following each date on which the monthly payment is required to be adjusted pursuant to the related Mortgage Note, to fully amortize the outstanding principal balance as of the first day of such period (including any Negative Amortization) over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate;

(g) Section 8.01(i) of the Agreement is hereby amended by deleting the name “Celia Coulter” after the word “Attn:” and replacing it with “Darren Bigby”.

(h) Section 8.14 of the Agreement is hereby amended by inserting the following at the end thereof:

The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

SECTION 2. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

SECTION 3. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 4. Governing Law. This Amendment Number One shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 or 5-1402 of the New York General Obligations Law).

SECTION 5. Counterparts. This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. An executed counterpart signature page delivered by facsimile shall have the same binding effect as an original signature page.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

COUNTRYWIDE HOME LOANS, INC.

(Seller)

By:

/s/ Kushal S. Bhakta

Name:

Kushal S. Bhakta

Title:

First Vice President

DB STRUCTURED PRODUCTS, INC.

(Purchaser)

By:

/s/ Adam Yarnold

Name:

Adam Yarnold

Title:

Director

By:

/s/ Peter Principato

Name:

Peter Principato

Title:

Authorized Signatory

Countrywide Home Loans Inc. -- Amendment Number One to the Amended and Restated Master Mortgage Loan Purchase and Servicing Agreement, dated as of May 1, 2004, as amended and restated to and including August 1, 2005.